Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 4, 2010

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports Q1 2010 Results

Revenue growth of 42% and Net Income of $3.7M

Company will host conference call and webcast on May 6, 2010

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended March 31, 2010.

Key Q1 2010 metrics (comparison to Q1 2009):

•      Revenue, net: $264.3M vs. $185.7M (42% increase);

•      Gross margin: 17.9% vs. 19.5% (160 basis point decrease);

•      Gross profit: $47.3M vs. $36.1M (31% increase);

•      Sales and marketing expense: $14.3M vs. $13.6M (5% increase);

•      Contribution (non-GAAP measure): $33.0M vs. $22.5M (46% increase);

•      G&A/Technology expense: $28.9M vs. $27.4M (5% increase);

•      Net income (loss) attributable to common shares: $3.7M vs. $(4.0M) ($7.7M increase); and

•      Diluted EPS: $0.16/share vs. $(0.17)/share ($0.33/share improvement).

The Company will hold a conference call and webcast to discuss its first quarter 2010 financial results on Thursday, May 6, 2010 at 9:00 a.m. Eastern Time.

Conference call and webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 73121249 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 73121249 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 12:00 p.m. Eastern Time on Thursday, May 6, 2010, through 11:59 p.m. Eastern Time on Thursday, May 13, 2010. To listen to the recorded webcast by phone, please dial (800) 642-1687 and enter conference ID 73121249 when prompted.  Outside the U.S. or Canada please dial +1 (706) 645-9291 and enter conference ID 73121249 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics discussion:

Total revenue — Total revenue for the first quarter of 2010 and 2009 was $264.3 million and $185.7 million, respectively, a 42% increase.

Gross profit — Gross profit for the first quarter of 2010 and 2009 was $47.3 million and $36.1 million, respectively, a 31% increase, representing 17.9% and 19.5% of total revenue for those respective periods.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the first quarter of 2010 and 2009 was $33.0 million (12.5% contribution margin) and $22.5 million (12.1% contribution margin), respectively, a 46% increase in contribution, and a 40 basis point improvement in contribution margin.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution, see the calculation of this non-GAAP financial measure below (in thousands):

	Three months ended
	March 31,
	2010	2009

Total net revenue	$264,330	$185,729
Cost of goods sold	217,059	149,598

Gross profit	47,271	36,131
Less: Sales and marketing expense	14,279	13,587

Contribution	$32,992	$22,544

Contribution margin	12.5%	12.1%

Sales and marketing expenses — Sales and marketing expenses totaled $14.3 million and $13.6 million for the first quarter of 2010 and 2009, respectively, a 5% increase, and representing 5.4% and 7.3% of revenue for those respective periods. The decrease in sales and marketing costs as a percent of revenue was primarily due to more efficient marketing spend.

Technology expenses — Technology expenses totaled $13.9 million and $13.6 million for the first quarter of 2010 and 2009, respectively, a 3% increase, and representing 5.3% and 7.3% of revenue for those respective periods.

General and administrative (“G&A”) expenses — G&A expenses totaled $14.9 million and $13.8 million for the first quarter of 2010 and 2009, respectively, representing 5.6% and 7.5% of total revenue for those respective periods. The $1.1 million increase is primarily due to an increase in professional service fees for our external auditors.

Restructuring — We recorded a restructuring credit of $136,000 in the first quarter of 2010. This is attributed to a reversal of lease termination cost liability due to changes in the estimate of sublease income, primarily as a result of our entering into an agreement with a sublessee to terminate the sublease and have us re-occupy a portion of the space previously abandoned, due to our growth and our unforeseen need for additional space.

Operating income (loss) — Operating income for the first quarter of 2010 was income of $4.3 million compared to a $(4.9) million loss in 2009, a $9.2 million improvement.

Interest income and interest expense — The decrease in interest income from $123,000 in 2009 to $16,000 in 2010 is due to lower interest rates on our invested cash and equivalents. Interest expense is largely related to interest incurred on our Senior Notes, and to a lesser extent our capital lease obligations. Interest expense for 2010 and 2009 totaled $802,000 and $922,000, respectively.

Other income (expense), net — Other income for the first quarter of 2010 and 2009 was $371,000 and $1.7 million, respectively. The $1.7 million was primarily due to a $1.9 million gain on the extinguishment of $4.9 million of the Senior Notes.

Net income (loss) attributable to common shares — Net income attributable to common shares for the first quarter of 2010 was $3.7 million, or $0.16 per share on a fully diluted basis, compared to a net loss attributable to common shares of $(4.0) million, or $(0.17) per share on a fully diluted basis for the first quarter of 2009.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the first quarter of 2010 and 2009 totaled $(32.6) million and $(28.8) million, respectively.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Net cash (used in) provided by operating activities	$(28,166)	$(27,030)	$44,981	$20,525
Expenditures for fixed assets, including internal-use software and website development	(4,466)	(1,736)	(10,005)	(19,130)
Free cash flow	$(32,632)	$(28,766)	$34,976	$1,395

Cash and working capital — At March 31, 2010, Overstock.com had cash and cash equivalents of $106.2 million.  Working capital was $48.4 million and $51.2 million at March 31, 2010 and December 31, 2009, respectively.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Our Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in any projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended
	March 31,
	2010	2009

Revenue, net
Direct	$50,568	$34,882
Fulfillment partner	213,762	150,847

Total net revenue	264,330	185,729

Cost of goods sold
Direct	43,584	30,397
Fulfillment partner	173,475	119,201

Total cost of goods sold	217,059	149,598

Gross profit	47,271	36,131

Operating expenses:
Sales and marketing	14,279	13,587
Technology	13,948	13,591
General and administrative	14,906	13,834
Restructuring	(136)	—

Total operating expenses	42,997	41,012

Operating income (loss)	4,274	(4,881)

Interest income	16	123
Interest expense	(802)	(922)
Other income (expense), net	371	1,736
Income (loss) before taxes	3,859	(3,944)

Provision for income taxes	(129)	—

Net income (loss)	$3,730	$(3,944)

Deemed dividend related to redeemable common stock	(14)	(11)

Net income (loss) attributable to common shares	$3,716	$(3,955)

Net income (loss) per common share - basic:	$0.16	$(0.17)
Net income (loss) per common share - diluted:	$0.16	$(0.17)

Weighted average common shares outstanding - basic:	22,941	22,803
Weighted average common shares outstanding - diluted:	23,243	22,803

Other data:
Gross bookings (in 000s)	$293,026	$203,621
Auction gross merchandise volume (in 000s)	$4,706	$5,188
Average customer acquisition cost (shopping)	$15.59	$22.13

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,202	$139,757
Restricted cash	3,029	4,414
Accounts receivable, net	8,411	11,640
Inventories, net	19,641	23,375
Prepaid inventories, net	3,470	2,879
Prepaids and other assets	9,316	10,275
Total current assets	150,069	192,340
Fixed assets, net	26,837	20,618
Goodwill	2,784	2,784
Other long-term assets, net	1,357	758
Total assets	$181,047	$216,500

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,402	$76,623
Accrued liabilities	36,518	43,296
Deferred revenue	21,195	20,665
Capital lease obligations, current	551	520
Total current liabilities	101,666	141,104

Capital lease obligations, non-current	722	806
Other long-term liabilities	3,341	3,580
Convertible senior notes, net	59,534	59,466
Total liabilities	165,263	204,956

Redeemable common stock	758	744

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	344,241	343,040
Accumulated deficit	(252,486)	(256,056)
Treasury stock	(76,731)	(76,186)
Total stockholders’ equity	15,026	10,800
Total liabilities and stockholders’ equity	$181,047	$216,500

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,730	$(3,944)	$15,421	$(11,061)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	3,094	3,987	11,990	20,394
Realized loss on marketable securities	—	39	9	373
Loss on settlement of notes receivable	—	—	—	3,929
Loss (gain) on disposition of fixed assets	—	184	(1)	324
Stock-based compensation to employees and directors	1,215	1,189	4,801	4,306
Stock-based compensation to consultants for services	—	10	—	283
Stock-based compensation relating to performance share plan	—	—	—	(1,150)
Amortization of debt discount	103	74	360	321
Gain from early extinguishment of debt	—	(1,926)	(884)	(4,775)
Restructuring reversals	(136)	—	(202)	(299)
Notes receivable accretion	—	—	—	(409)
Changes in operating assets and liabilities
Restricted cash	1,385	(23)	1,256	4,416
Accounts receivable, net	3,229	(2,393)	1,082	330
Inventories, net	3,734	8,647	(3,569)	4,764
Prepaid inventories, net	(591)	(640)	(2,069)	533
Prepaids and other assets	1,381	(684)	1,461	(165)
Other long-term assets, net	(1,026)	(716)	(430)	(1,232)
Accounts payable	(38,068)	(29,193)	9,767	(2,448)
Accrued liabilities	(6,637)	(501)	2,995	5,766
Deferred revenue	530	(1,391)	3,354	(3,632)
Other long-term liabilities	(109)	251	(360)	(43)

Net cash (used in) provided by operating activities	(28,166)	(27,030)	44,981	20,525

Cash flows from investing activities:
Purchases of trading securities held in a rabbi trust	(30)	—	(30)	—
Purchases of marketable securities	—	—	(9)	(29,009)
Maturities of marketable securities	—	—	—	41,631
Sales of marketable securities prior to maturity	—	8,902	—	16,642
Expenditures for fixed assets, including internal-use software and website development	(4,466)	(1,736)	(10,005)	(19,130)
Collection of note receivable	—	1,250	—	2,254

Net cash (used in) provided by investing activities	(4,496)	8,416	(10,044)	12,388

Cash flows from financing activities:
Payments on capital lease obligations	(53)	—	(401)	(2)
Drawdowns on line of credit	—	1,612	—	9,307
Payments on line of credit	—	(1,612)	—	(9,307)
Capitalized financing costs	—	—	(245)	—
Paydown on direct financing arrangement	(48)	(53)	(213)	(53)
Payments to retire convertible senior notes	—	(2,976)	(1,587)	(9,526)
Purchase of treasury stock	(792)	(327)	(805)	(1,779)
Exercise of stock options	—	—	29	1,471

Net cash used in financing activities	(893)	(3,356)	(3,222)	(9,889)

Effect of exchange rate changes on cash	—	—	—	23

Net (decrease) increase in cash and cash equivalents	(33,555)	(21,970)	31,715	23,047
Cash and cash equivalents, beginning of period	139,757	96,457	74,487	51,440

Cash and cash equivalents, end of period	$106,202	$74,487	$106,202	$74,487